UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

June 10, 2011
(Date of earliest event reported)

THE AMERICAN ENERGY GROUP, LTD.
(Exact name of small Business Issuer as specified in its charter)

NEVADA	87-0448843
(State or other jurisdiction of	(IRS Employer Identification No.)
incorporation or organization)
1311
(Primary Standard Industrial Classification Code)
1 Gorham Island, Suite 303
Westport, Connecticut	06880
(Address of principle executive offices)	(Zip Code)

(203) 222-7315
Issuer’s telephone number, including area code

ITEM 5.02          DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

On June 10, 2011, the Company announced the resignation and departure of Dr. Iftikhar A. Zahid from the Board of Directors in order to afford Dr. Zahid the opportunity to assist Hycarbex-American Energy, Inc., the operator of the Yasin 2768-7 Block petroleum concession, and its parent company, Hycarbex Asia Pte. Ltd., in their search for a strategic partner to expand the development of the concession.

ITEM 8.01          OTHER EVENTS

On June 10, 2011, the Company announced that Hycarbex-American Energy, Inc., the operator of the Yasin 2768-7 Block petroleum concession in Pakistan in which American Energy Group, Ltd. owns an 18% royalty, together with Hycarbex’s parent company, Hycarbex Asia Pte. Ltd. have engaged Macquarie Capital (Europe) Ltd. to serve as their financial advisor to locate a strategic partner for the further development of the Haseeb Gas Field and the larger Yasin 2768-7 Block petroleum concession.  Hycarbex-American Energy, Inc. is the operator of the Yasin 2768-7 Block petroleum concession in Pakistan, in which The American Energy Group, Ltd. owns an 18% royalty. Macquarie Capital (Europe) Ltd. is a unit of Macquarie Bank, Australia’s largest investment bank and a top tier advisor on energy related merger and acquisition transactions.  Macquarie Capital (Europe) Ltd. recently served as a financial advisor to Hong Kong based United Energy Group on United’s $775 million acquisition of British Petroleum’s upstream assets in Pakistan.

Hycarbex Asia Pte. Ltd. indicated that the decision to engage Macquarie Capital (Europe) Limited to assist the search for a strategic partner was based upon Hycarbex’s severe liquidity constraints due to a lack of operating cash flows resulting from delays and subsequent interruptions to first production from the Haseeb Gas Field.  The historical and recent issues relate to the gas processing facility, which is owned and operated by a  third party, include construction and third party certification delays, monsoon rains during 2010, and problems during plant commissioning.  The recent difficulties cited by Hycarbex have been mechanical in nature and have not affected the existing well, the gas pressures or the high quality of the gas. Hycarbex Asia Pte. Ltd. and Hycarbex-American Energy, Inc. expressed confidence that the strategic transaction to add value going forward will be concluded.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE AMERICAN ENERGY GROUP, LTD.
Date: June 16, 2011

By: /s/ Pierce Onthank
Pierce Onthank
Chief Executive Officer and President